Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Mobia Medical, Inc. of our report dated March 11, 2026, except for the effects of the revision discussed in Note 3 to the financial statements, as to which the date is April 27, 2026, and except for the effects of the reverse stock split discussed in Note 3 to the financial statements, as to which the date is May 4, 2026, relating to the financial statements of Mobia Medical, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
May 4, 2026
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